[LOGO] VeriFone                                                   [LOGO] ROI
                                                                  Corporation



Media Contacts:                                             Investor Relations:
Leah Roscoe                                                 William Nettles
VeriFone, Inc.                                              VeriFone, Inc.
770-754-3442                                                408-232-7843

Mandy Ownley                                                Sherwin Krug
GO Software                                                 ROI Corporation
912-527-4414                                                678-797-4601



              VeriFone to Acquire GO Software from ROI Corporation

San Jose, CA and Kennesaw, GA - December 6, 2004 - VeriFone, Inc. and Return On Investment Corporation (OTCBB: ROIE) today announced they have signed a definitive agreement for VeriFone to acquire the assets of ROI's GO Software business. VeriFone will pay $13 million in cash on closing and up to $2.0 million in contingent consideration, linked to the future business performance through June 2006. The acquisition, which is subject to ROI stockholder approval and other customary closing conditions, is currently expected to close in January 2005.

Douglas G. Bergeron, Chairman and CEO of VeriFone, stated: "The acquisition of GO Software is part of VeriFone's strategy to expand its payment systems footprint into other integrated point-of-sale environments. We are committed to growing and enhancing the GO Software product lines for our joint community of customers and prospects." Mr. Bergeron went on to say," The increasing technology, especially security complexity at the point-of-sale offers a great opportunity for VeriFone to contribute to these product lines." ROI President and CEO, Arol Wolford, added, "GO Software has achieved tremendous success while owned by ROI and the sale to VeriFone is a natural fit for GO Software's line of products. The sale is part of ROI's business strategy to focus on our construction software and information services under our Tectonic Network subsidiary".

VeriFone was advised on this transaction by Financial Technology Partners LLC while ROI Corporation was advised by SVB Alliant.

About VeriFone, Inc. (www.verifone.com)
---------------------------------------
VeriFone, Inc., a global leader in secure electronic payment technologies, provides expertise, solutions and services for today with a migration strategy for tomorrow. VeriFone delivers solutions that add value to the point of sale, resulting in improved merchant retention and the generation of new sources of revenue for its partners and customers. VeriFone solutions are specifically designed to meet the needs of vertical markets including financial, retail, petroleum, government and healthcare. VeriFone has shipped over eleven million electronic payment systems since inception in 1981.

About Return On Investment Corporation (www.roicorporation.com)
---------------------------------------------------------------
ROI Corporation is a holding company focused on two industries: payment processing and construction information. Tectonic Network, a subsidiary of ROI, provides software and online/print marketing and sales tools for the construction industry. These tools help commercial

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building product suppliers to increase their sales and exposure, and to improve their understanding of the needs and preferences of design professionals, specifiers, and buyers. GO Software, Inc., a subsidiary of ROI, is a leading provider of point-of-sale payment processing software, is used by more than 150,000 businesses to process payments at high speed, expand their tender types, and lower credit card costs.

About GO Software (www.gosoftware.com)
--------------------------------------
GO Software, a subsidiary of Return On Investment Corporation (OTCBB: ROIE), is a leading provider of point-of-sale (POS) payment processing software. More than 150,000 businesses use GO Software's solutions to process payments at high speed, expand tender types, and lower credit card costs. GO Software provides payment processing solutions to meet the needs of any merchant, regardless of transaction volume, platform or sales environment. GO Software provides the payment engine behind thousands of retail store systems running integrated point-of-sale solutions.


Forward Looking Statements
Statements in this release that include terms such as "believes", "intends", or "expects" are intended to reflect "forward looking statements", which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such forward looking statements include statements regarding the expected closing of the sale of GO Software's assets. Such closing is dependent on satisfaction of all conditions to closing, including receipt of approval from ROI's stockholders. The failure to satisfy such conditions in a timely manner, or at all, would delay or prevent the closing. With respect to ROI, readers should carefully review the risk factors described in other documents it files from time to time with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K.

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